Exhibit 21.1

List of Subsidiaries of Sino-Global Shipping America, Ltd.

Sino-Global Shipping America, Ltd.

Sino-Global Shipping New York Inc.

Sino-Global Shipping L.A., Inc.

Sino-Global Shipping Canada, Inc.

Sino-Global Shipping Australia Pty Ltd.

Sino-Global Shipping (HK) Ltd.

Trans Pacific Shipping Ltd.

Ningbo Saimeinuo Supply Chain Management Ltd.

Bright Far East International Shipping Agency (51% owned)

Sea Continent Management Ltd. (80% owned)

Longhe Ship Management (HK) Co., Ltd.

Trans Pacific Logistic Shanghai Ltd. (90% owned)

Sino-Global Shipping Agency Ltd. (Variable Interest Entity)

Fangchenggang Branch (owned by Sino-Global Shipping Agency Ltd. (Variable Interest Entity))